Exhibit 10.3

April 30, 2026

PERSONAL AND CONFIDENTIAL

Elisabet de los Pinos

Re: Separation Agreement

Dear Ms. de los Pinos:

This letter confirms the termination of your employment with Aura Biosciences, Inc. (the “Company”), effective April 30, 2026 (the “Separation Date”).

If you enter into, do not revoke, and comply with this separation agreement (the “Release Agreement”), the Company will provide you with the opportunity to receive the severance benefits outlined in this Release Agreement, which you agree shall supersede the severance benefits set forth in your Offer of

Employment dated January 22, 2010 (the “Offer Letter”), the Employment Agreement dated January 1, 2015, as amended on October 13, 2017 (the “Employment Agreement”), and the Company’s Executive Severance Plan (including your Participation Agreement thereunder, the “Severance Plan”). You and the Company agree that all notice provisions in Section 9 of the Employment Agreement have been fully satisfied.

With those understandings and regardless of whether you enter into the Release Agreement, the following bulleted terms and conditions apply in connection with the ending of your employment:

•
The Company shall pay you salary, any accrued but unused vacation, and unpaid and properly documented business expenses accrued to you through the Separation Date.
•
Your eligibility to participate in the Company’s group health plans as an active employee will end in accordance with the terms and conditions of the health plans on April 30, 2026. The Company shall provide you with the opportunity to continue group health coverage at your own expense under the law known as “COBRA”, subject to your COBRA eligibility as applicable. You will be notified by separate memoranda of your rights under COBRA. The COBRA benefits offered by the Company to you will include health insurance, dental insurance and vision insurance at the same level as currently offered to employees of the Company.
•
Your eligibility to participate in the Company’s other employee benefit plans and programs will cease in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs; provided, however, the below Release Agreement shall supersede any rights to benefits under the Offer Letter, Employment Agreement, or the Severance Plan.
•
In connection with the ending of your employment, you hereby (i) resign from your status as an employee, officer, director or other positions you occupy at the Company and resign from your status as an employee, officer, director or other positions you occupy at any subsidiary of the Company, in each case, effective as of the Separation Date and (ii) agree to execute such documentation as the Company reasonably requires to effectuate such resignations.
•
You are subject to continuing obligations under Sections 6 and 7 of the Employment Agreement, the Consulting Agreement, this Release Agreement, and any other confidentiality and restrictive covenant obligations you have to any of the Releasees (as defined below) (collectively, the “Ongoing Obligations”). The Ongoing Obligations remain in full force and effect.

The remainder of this letter proposes the Release Agreement between you and the Company. You and the Company agree as follows:

1.
Separation Date and Consulting Agreement

Your employment with the Company shall terminate, effective as of the Separation Date. Following the Separation Date, you will immediately transition into an advisory role in which you provide certain advisory and transitional services to the Company, subject to the terms of a Consulting Agreement (the “Consulting Agreement”), attached hereto as Exhibit A.

2.
Severance Benefits

Provided you enter into, do not revoke and comply with this Release Agreement, the Company shall provide you with the below “Severance Benefits.”

a.
Severance Pay: The Company shall pay you severance pay (“Severance Pay”) by continuing your base salary effective for the twelve (12) month period immediately following the Separation Date (the “Severance Pay Period”). The Company shall pay you Severance Pay in installments on its regular payroll dates during the Severance Pay Period; provided that the Company shall not be obligated to pay any Severance Pay before the Effective Date (as defined below). If the Company does not make one or more payments of Severance Pay on a regular payroll date because this Release Agreement has not yet become effective, the Company shall make all such delayed payments by the first payroll date when it is practicable to do so after the Effective Date.
b.
Health Benefits: If you elect COBRA continuation coverage, the Company shall pay the same portion of COBRA premiums that the Company pays for its active employees for the same level of group healthcare coverage as in effect for you on the Separation Date until the earliest of the following: (i) the end of the eighteen (18) month period immediately following the Separation Date (the “COBRA Period”); (ii) your eligibility for group medical care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for health care. You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to you, it may convert such payments to payroll payments directly to you on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.
c.
2026 Bonus. The Company will pay you a bonus for the year 2026, which shall be calculated based on the greater of (i) the Company’s achievement of goals and objectives approved by the Board, and (ii) your target annual cash incentive compensation, and prorated based on the number of days you were employed by the Company during the year 2026 up to and including the Separation Date (the “Bonus”). The Bonus shall be less taxes and withholdings and shall be paid at the same time as the Company pays bonuses to its executives, but in no event later than March 15, 2027.
d.
Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Release Agreement that it reasonably determines to be required. Payments under this Release Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Release Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
3.
Equity

During the course of your employment, you were awarded a total of 839,049 Restricted Stock Units (the “Award”) and stock options to purchase 2,544,748 shares of the Company’s common stock (the “Option”), in each case under the Company’s 2009 Amended and Restated Stock Option and Restricted Stock Plan, 2018 Equity Incentive Plan and 2021 Stock Option and Incentive Plan and associated restricted stock unit award agreements and stock option agreements (collectively, the “Equity Documents”). As of the Separation Date, 415,374 Restricted Stock Units will have previously vested (all of which have been issued to you as shares) and 1,956,231 shares of the Option vested. As of the Separation Date, 52,512 of such vested Options were previously exercised by you. The remaining 423,675 Restricted Stock Units of the Award and 573,919 shares of the Option shall be unvested as of the Separation Date and shall become null and void as of such date, unless you enter into the Consulting Agreement under which your equity will continue to vest (as described below and in the Consulting Agreement). The vested and unexercised equity as of the Separation Date, along with any other equity that may vest during the Consulting Period (as described in the Consulting Agreement) is collectively referred to herein as the “Vested Equity”.

The Vested Equity shall continue to be subject to the terms and conditions of the Equity Documents, provided that you agree, effective as of the Separation Date, you shall have the opportunity to sell up to 300,000 shares of your Vested Equity during a two-week open trading window following the consummation of the next public offering or a private placement of the Company’s equity securities that occurs on or after the Separation Date, subject to (x) your not being in possession of material non-public information at the time of such sale and (y) your compliance with the Company’s Trading Policy (as defined below). In accordance with the Consulting Agreement, you are also eligible for continued vesting during the Consulting Period (as defined in the Consulting Agreement).

For the avoidance of doubt, as provided in the Equity Documents, except in the event of disability, death or Cause, the post-service relationship exercise period for any vested equity shall not begin until after your service relationship with the Company has ended (i.e. after the Consulting Period ends), and your continued compliance with the terms and conditions of this Release Agreement, the Company shall extend the period during which you may exercise your vested shares underlying the Option (such shares, the “Extended Options”) until the earlier of (i) June 30, 2028; or (ii) the end of the original option term. You expressly consent to such extension of the post-termination exercise period of the Extended Options and acknowledge that, to the extent such options were intended to be “incentive stock options” described in Section 422 of Internal Revenue Code, this extension may cause them to instead be subject to taxation as non-qualified stock options. For the avoidance of doubt, during the Consulting Period and thereafter as specified in the Company’s Amended and Restated Insider Trading Policy (the “Trading Policy”), you shall at all times comply with the Trading Policy.

4.
Release of Claims

In consideration for, among other terms, the opportunity to continue your service relationship with the Company pursuant to the Consulting Agreement and to receive the Severance Benefits, each of which you acknowledge you would otherwise not be entitled to, you voluntarily release and forever discharge the Company and its affiliated and related entities, their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, managers, members, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”)

generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Release Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•
relating to your employment by and termination of employment with the Company;
•
relating to your Offer Letter, the Employment Agreement, or the Equity Documents;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination, retaliation or otherwise under the Americans with Disabilities Act, the Age Discrimination in Employment Act (as amended by the as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, and the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B));
•
under any other federal or state statute, including but not limited to the Massachusetts Earned Sick Time law, the Massachusetts Paid Family and Medical Leave law, and the Fair Labor Standards Act;
•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, whether under Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Release Agreement or the Consulting Agreement or any rights that cannot be released under applicable law.

You acknowledge and represent that, except as expressly provided in this Release Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, severance, reimbursable expenses, commissions, stock, stock options, equity awards, vesting, and any and all other benefits and compensation due to you.

Subject to Section 7 of this Release Agreement, you agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release Agreement. As a material inducement to the Company to enter into this Release Agreement, you represent that you have not assigned any Claim to any third party.

5.
Return of Property

You agree to return to the Company by the Separation Date all credit cards and any documents (including electronic documents as well as hard copies) containing confidential or proprietary information concerning the Company, its business or its business relationships . You further agree to return to the Company by the Outside Date (as defined in the Consulting Agreement) any computer equipment, keys and access cards. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Outside Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately. For the avoidance of doubt, throughout the term of the Consulting Agreement, you shall be granted access to the Company premises and access to the Company parking lot as reasonably necessary for purposes of performing the services under the Consulting Agreement. Following the Separation Date, you shall be permitted and provided reasonable time to download your business contacts from your Company e-mail account, provided any such downloads do not contain confidential or proprietary information belonging to the Company. Upon reasonable request by you, the Company will forward any personal e-mails sent to your Company email account to your personal e-mail address.

6.
Non-disparagement

Subject to Section 7 of this Release Agreement, you agree that you will not directly or indirectly, make any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company, and each of them, as well as its and their past and present directors, officers, partners, agents, attorneys, insurers, stockholders, representatives, assigns, successors, and employees, in each case, of whom you have knowledge. You represent that during the period since this Release Agreement was proposed to you, you have not made any such disparaging statements.

The Company agrees to direct its directors and C-Suite executives not to make disparaging statements, either professionally or personally, about you.

7.
Protected Disclosures and Other Protected Actions

Nothing contained in this Release Agreement, any other agreement with the Company (including without limitation the Ongoing Obligations), or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

8.
Defend Trade Secrets Act

For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.
Other Provisions
a.
Termination and Return of Payments; Certain Remedies. If you materially breach any of your obligations under any Ongoing Obligation, and to the extent such breach is curable, you do not cure such breach within fourteen (14) days of the Company’s providing you written notice setting forth in reasonable detail such breach and the actions required to cure such breach, which notice shall be provided within thirty (30 days) of such breach, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to: (i) terminate the Consulting Agreement, and/or (ii) enforce the return of its non-wage payments to you or for your benefit under this Release Agreement. If the Company initiates (i) or (ii) in the preceding sentence due to a breach, you shall continue to be subject to the Ongoing Obligations. Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Release Agreement, then you shall be liable to the Company for reasonable attorneys’ fees and costs incurred by the Company in connection with such action.
b.
Enforceability. If any provision of this Release Agreement is held to be unenforceable, this Release Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Release Agreement, valid and enforceable. If a court declines to amend this Release Agreement as provided herein, the invalidity or unenforceability of any provision of this Release Agreement shall not affect the validity or enforceability of the remaining provisions.
c.
Waiver; Absence of Reliance. No waiver of any provision of this Release Agreement shall be effective unless made in writing and signed by the waiving party. In signing this Release Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
d.
Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that the state and federal courts of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Release Agreement. With respect to any such court action, you submit to the jurisdiction and venue of such courts, you acknowledge that venue in such courts is proper and you waive any right to a jury with respect to any such action. This Release Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.
e.
Entire Agreement. This Release Agreement, the Equity Documents, and the Ongoing Obligations constitute the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company.
f.
Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Release Agreement and that the Company advises you to consult with an attorney before signing this Release Agreement. By entering into this Release Agreement, you acknowledge that you have been given the opportunity to consider this Release Agreement for twenty-one (21) days from your receipt of this Release Agreement before signing it (the “Consideration Period”). To accept this Release Agreement, you must return a signed original or a signed PDF copy of this Release Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Release Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Release Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Release Agreement, you have the right to revoke this Release Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Release Agreement shall not become effective or enforceable during the revocation period. This Release Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

g.
Counterparts. This Release Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.
10.
409A

This Release Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, to the maximum extent permitted by applicable law, amounts payable to you pursuant to Section 2 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). To the extent applicable, this Release Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder consistent with the foregoing intention. Each series of installment payments made under this Release Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, to the extent any payments to you hereunder constitute “non-qualified deferred compensation” subject to Section 409A of the Code or are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9), then, to the extent required by Section 409A of the Code or to satisfy such exception, no amount shall be payable pursuant to such sections unless your termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Release Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Release Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section shall be paid or distributed to you in a lump sum on the earlier of (A) the date that is six (6) months following your Separation from Service, (B) the date of your death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Release Agreement shall be paid as otherwise provided herein. Further, in the event that the amounts payable under Section 2 constitute “non-qualified deferred compensation” subject to Section 409A of the Code and the timing of the delivery of this Release Agreement could cause such amounts to be paid in one or another taxable year, then, notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (A) the payment date specified in such section or (B) the first business day of the taxable year following your Separation from Service. Any reimbursements or in-kind benefits payable under this Release Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The reimbursements or in-kind benefits provided under this Release Agreement during any taxable year of yours will not affect such amounts provided in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Release Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

[Signature Page Follows]

Please indicate your agreement to the terms of this Release Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

Aura Biosciences, Inc.

By:

/s/ Dave Johnson
Name: Dave Johnson
Title: Chairman of the Board of Directors

You are advised to consult with an attorney before signing this Release Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Release Agreement and that you are knowingly and voluntarily entering into this Release Agreement.

/s/ Elisabet de los Pinos	4/29/2026
Name: Elisabet de los Pinos	Date: